EXHIBIT 99

BLACK HILLS CORPORATION REPORTS THIRD QUARTER 2003 RESULTS
AND DECLARES DIVIDEND

RAPID CITY, SD—October 30, 2003—Black Hills Corporation (NYSE: BKH) today announced net income of $22.4 million, or $0.69 per share for the three months ended September 30, 2003, compared to $17.4 million, or $0.64 per share for the same period in 2002. For the nine months ended September 30, 2003, the Company reported net income of $53.1 million, or $1.75 per share, compared to $45.2 million, or $1.68 per share for the nine-month period ended September 30, 2002.

        Results for the third quarter of 2003 reflect the impact of several non-recurring transactions affecting net income, as follows:

•	receipt of proceeds from a contract termination agreement at the Company’s Las Vegas Cogeneration II power plant, which resulted in a $2.09 per share after-tax gain;
•	the determination of an asset impairment at the Las Vegas Cogeneration II plant, reflecting the cancellation of the facility’s long-term contract for its capacity and energy and other factors, which resulted in an after-tax loss of $2.15 per share;
•	an after-tax gain of $0.01 per share related to the settlement of accounts with Enron Corporation stemming from Enron’s bankruptcy in 2001;
•	the sale of hydroelectric power plants in upstate New York, which resulted in an after-tax gain on the sale of $0.14 per share; and
•	the adoption of a plan of sale for the Company’s 40 MW Pepperell power plant in Massachusetts, resulting in an after-tax loss of $0.02 per share, relating to a write-down to fair value less estimated costs to sell the operation.

        Income from continuing operations in the third quarter of 2003 was $0.54 per share, and was affected by the first three non-recurring transactions noted above, compared to $0.62 per share for the same quarter in 2002. Excluding the Las Vegas Cogeneration II transactions and the Enron settlement, income from continuing operations in the third quarter of 2003 was $0.59 per share.

        Financial performance in the third quarter of 2003 reflected a 28 percent increase in income from continuing operations for the integrated energy business unit, compared to the same period in 2002. The improved results were attributed primarily to increased earnings from power generation due to increased generation capacity and increased oil and gas earnings due to higher production and prices received, partially offset by a decrease in earnings from energy marketing. In addition, the communications business unit reported improved performance due to increased revenues from a larger customer base. Overall improved results were offset by an 18 percent decrease in earnings at our electric utility due to higher operating costs and interest expense, compared to the same quarter in 2002.

        Daniel P. Landguth, Chairman and CEO of Black Hills, said, “The third quarter of 2003 marked the continued advancement of our Company’s long-term agenda. From an operational perspective, we set production records at both our oil and natural gas operations and our coal mine. We also demonstrated continued improvement at our communications business. From a strategic standpoint, we have enhanced our competitive position by strengthening our balance sheet and by exiting activities outside our core focus.”

        Per share results in the third quarter of 2003 were affected by an increase of 5.7 million weighted average shares outstanding, compared to the same period in 2002, due primarily to a 4.6 million share common stock offering in April 2003, and the issuance of approximately 0.5 million common shares in conjunction with the March 2003 acquisition of Mallon Resources Corporation.

DIVIDEND DECLARED

        Quarterly dividends were declared on the common and preferred stock by the Board of Directors at a meeting held October 21, 2003. Common shareholders will receive 30 cents per share, equivalent to an annual dividend rate of $1.20 per share. Preferred shareholders, whose holdings are related to a Company acquisition, will receive $11.065 per share. This amount represents 1 percent per annum per share computed on the basis of $1,000 per share plus a common stock dividend equivalence. Dividends will be payable December 1, 2003, to all shareholders of record at the close of business on November 14, 2003.

CONSOLIDATED FINANCIAL RESULTS

                                            BLACK HILLS CORPORATION
                                   (In thousands, except per share amounts)

                                      Three months ended             Nine months ended
                                         September 30,                 September 30,
                                    -----------------------      -----------------------
                                       2003          2002           2003          2002
                                    ---------     ---------      ---------     ---------
Revenues:
     Integrated Energy (a)          $ 354,479     $ 186,103      $ 831,773     $ 508,389
     Electric Utility                  46,247        45,291        129,182       120,786
     Communications                    10,136         8,392         30,595        24,155
                                    ---------     ---------      ---------     ---------
                                    $ 410,862     $ 239,786      $ 991,550     $ 653,330
                                    =========     =========      =========     =========

Net income (loss) available
for common stock:
  Continuing operations -
    Integrated Energy               $  13,387     $  10,487      $  36,072     $  27,638
    Electric Utility                    6,772         8,299         18,192        22,906
    Communications                     (1,031)       (1,453)        (3,273)       (5,729)
    Corporate                          (1,487)         (518)        (3,722)       (1,081)
                                     ---------    ---------      ---------     ---------
                                       17,641        16,815         47,269        43,734
    Discontinued operations (b)         4,803           634          8,693           692
    Change in accounting principle          -             -         (2,680)(c)       896(d)
                                     --------     ---------      ---------     ---------
                                       22,444        17,449         53,282        45,322
    Less: preferred stock dividends       (57)          (56)          (172)         (168)
                                     --------     ---------      ---------     ---------
                                     $ 22,387     $  17,393      $  53,110     $  45,154
                                     ========     =========      =========     =========

Weighted average common shares
    outstanding:
    Basic -                            32,087        26,835         29,922        26,778
    Diluted -                          32,754        27,078         30,457        27,052

Earnings per share:
    Basic -
        From continuing operations     $ 0.55        $ 0.63         $ 1.57        $ 1.63
        Total                          $ 0.70        $ 0.65         $ 1.77        $ 1.69
    Diluted -
        From continuing operations     $ 0.54        $ 0.62         $ 1.55        $ 1.62
        Total                          $ 0.69        $ 0.64         $ 1.75        $ 1.68

(a)

All periods presented reflect a net presentation of revenues at our gas marketing subsidiary and a gross presentation of revenues at our crude oil marketing subsidiary, in accordance with EITF Issue No. 02-3 and EITF Issue No. 99-19.

(b)

Reflects the after-tax results of operations and related gains and losses at the Company’s discontinued New York hydroelectric power plants and Pepperell power plant. 2002 periods also include coal marketing operations.

(c)	Reflects the adoption of EITF Issue No. 02-3 and SFAS No. 143.
(d)	Reflects the write-off of negative goodwill upon adoption of SFAS No. 142.

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

Integrated Energy

        The Integrated Energy business unit’s revenues were $354.5 million for the quarter ended September 30, 2003, compared to $186.1 million for the same quarter in 2002. The increase was primarily due to revenues from the $114 million contract termination agreement and additional capacity at our power generation segment, increased revenues from higher production, and prices at our oil and gas segment and higher revenues from energy marketing, related to higher prices and volumes of crude oil marketed.

        Income from continuing operations for the three-month period ended September 30, 2003 was $13.4 million, compared to $10.5 million in 2002. Income from continuing operations from our power generation segment increased approximately $2.9 million, primarily due to increased generating capacity in service and an approximate $0.4 million after-tax benefit from an Enron bankruptcy court settlement, partially offset by a $1.9 million after-tax loss related to the net impact of a $114 million contract termination payment received, and a $117.2 million asset impairment at our Las Vegas Cogeneration II power plant. Income from continuing operations of our oil and gas segment increased approximately $1.7 million due to higher volumes sold, primarily due to the Mallon Resources acquisition, and higher prices received, compared to 2002. Coal mining income from continuing operations was flat with 2002. Increased coal production and revenues from lower-margin sales through our train load-out facility and to our Wygen plant were partially offset by higher general and administrative and direct mining costs related to increased production volumes. Income from continuing operations of our energy marketing segment decreased approximately $1.8 million due to lower natural gas marketing margins and lower unrealized mark-to-market gains on derivative contracts, partially offset by higher volumes marketed.

        The following tables contain certain Integrated Energy operating statistics:

                            Three months ended          Nine months ended
                               September 30,               September 30,
                        -----------------------    ----------------------
                            2003          2002         2003         2002
                          ---------     ---------    ---------    ---------
Coal mining:
Tons of coal sold         1,292,100     1,110,800    3,562,400    2,955,500

Oil and gas production:
Mcf equivalent sales      3,152,300     1,682,000    8,388,700    5,607,400

Energy marketing
average daily volumes:
Natural gas-MMBtus        1,205,900     1,140,200    1,181,800    1,039,200
Crude oil-barrels            59,500        57,200       60,000       53,700

                                   September 30,
                                 ----------------
                                 2003        2002
                                 ----        ----
Oil and gas reserves:
Bcf equivalent reserves(a)       140.0       61.7

IPP Nameplate Net Capacity:
In service-MW(c)                 1,002(b)     657
Under construction-MW                -        364(b)

(a)

Reserves at September 30, 2003 include the March 10, 2003 acquisition of Mallon Resources Corporation. Reserves are based on an internal update of year-end independent reserves studies, which reflect year-to-date activity and an oil price of $30.30 per barrel and a natural gas price of $4.69 per Mcf as of September 30, 2003 and $30.45 per barrel and $4.10 per Mcf as of September 30, 2002.

(b)	Includes a 90 MW plant under a lease arrangement.
(c)	Capacity in service includes 40 MW (Pepperell) and 74 MW (Pepperell and hydroelectric) in 2003 and 2002, respectively, which are currently reported as “Discontinued operations.”

Electric Utility

        Earnings from the Electric Utility business unit for the three months ended September 30, 2003 were $6.8 million, compared to $8.3 million in 2002. Decreased earnings in 2003 were primarily due to three factors: a 36 percent decrease in off-system megawatt-hours sold, the effect for which was mitigated in part by a higher average off-system price per megawatthour, compared to the third quarter of 2002; cost increases related to higher purchased power and natural gas prices; and higher depreciation, interest and pension costs. These negative impacts were partially offset by increases in firm electricity sales to residential, commercial, and industrial customers of 6 percent, 3 percent, and 1 percent, respectively.

        The following table provides certain electric utility operating statistics:

                            Three months ended         Nine months ended
                              September 30,              September 30,
                  --------------------     -----------------------
                            2003         2002          2003        2002
                           -------      -------     ---------     ---------
Firm (system) sales-MWh    545,300      510,500     1,498,100     1,466,000
Off-system sales-MWh       204,700      317,600       684,500       688,700

Communications

        The Communications business unit reported a net loss of $1.0 million for the three month period ended September 30, 2003, compared to a $1.5 million loss in 2002. The improved performance was due to a 21 percent increase in revenue as a result of a larger customer base, partially offset by increased costs of sales and higher depreciation and administrative costs. In addition, 2002 results included a $0.6 million after-tax benefit from the collection of previously reserved amounts.

        The following table provides certain communications operating statistics:

                        September 30,  June 30,    March 31,   December 31,  September 30,
                            2003         2003        2003          2002          2002
                        ------------   --------    ---------   ------------  -------------
Residential customers      23,900       23,400      22,700        21,700        20,760
Business customers          2,841        2,778       2,657 (a)     3,061         2,960
Business access lines      11,518       11,271      10,342         9,094         8,772

(a)	In 2003, reported business customers were adjusted for the consolidation of multiple-location business customers, business orders, and temporary business access lines.

Corporate

         Increased Corporate costs over 2002 were primarily the result of higher general and administrative expenses and increased pension expenses.

DISCONTINUED OPERATIONS

        On September 30, 2003, we completed the sale of our ownership interests in seven hydroelectric power plants located in upstate New York. The sale proceeds were approximately $186 million. Concurrent with this transaction, we paid off the remaining amount of project-level debt and related interest rate swaps associated with these assets, which totaled approximately $91 million. An after-tax gain on the sale of these ownership interests of approximately $4.5 million was recorded in the third quarter of 2003.

        During the third quarter of 2003, we adopted a plan of sale for our Pepperell power plant, the last of our assets located in the eastern market. In conjunction with the plan, we wrote down the carrying value of the related business to the fair value less estimated costs to sell. This resulted in an after-tax loss of approximately $0.6 million, which was recorded in the third quarter of 2003.

        For the third quarter of 2003, the above gain and loss were combined with approximately $0.9 million of after-tax earnings from operations at the hydroelectric and Pepperell power plants and reported as “Discontinued Operations.”

EARNINGS CONFERENCE CALL

        The Company will conduct a conference call on Friday, October 31, 2003 beginning at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 450-0819. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call is available through November 7, 2003 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 704443.

ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company. Black Hills Energy, the integrated energy unit, generates electricity, produces natural gas, oil and coal, and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company, offers bundled telephone, high speed Internet, and cable entertainment services.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things: (1) unanticipated developments in the western power markets, including unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on amounts due from counterparties, adverse changes in current or future litigation, adverse changes in the tariffs of the California Independent System Operator, market disruption and adverse changes in energy and commodity supply, volume and pricing and interest rates; (2) prevailing governmental policies and regulatory actions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition; (3) the State of California’s efforts to reform its long-term power purchase contracts; (4) impact of environmental and safety laws; (5) weather conditions; (6) competition; (7) pricing and transportation of commodities; (8) market demand, including structural market changes; (9) unanticipated changes in operating expenses or capital expenditures; (10) capital market conditions; (11) legal and administrative proceedings that influence Black Hills’ business and profitability; (12) the effects on Black Hills’ business of terrorist actions or responses to such actions; (13) the effects on Black Hills’ business resulting from the financial difficulties of Enron and other energy companies, including their effects on liquidity in the trading and power industry, and Black Hills’ ability to access the capital markets on the same favorable terms as in the past; (14) the effects on Black Hills’ business in connection with a lowering of Black Hills’ credit rating (or actions Black Hills may take in response to changing credit ratings criteria), including, increased collateral requirements to execute Black Hills’ business plan, demands for increased collateral by Black Hills’ current counter-parties, refusal by Black Hills’ current or potential counterparties or customers to enter into transactions with Black Hills and Black Hills’ inability to obtain credit or capital in amounts or on terms favorable to Black Hills; and (15) other factors discussed from time to time in Black Hills’ filings with the SEC.